April 13, 1995

PERSONAL AND CONFIDENTIAL


Mr. Joseph M. Tumbler                               REVISED
25 Poplar Hill Road
Louisville, Kentucky  40207

Dear Joe:

We are pleased to make you the following offer of employment to join SunAmerica Inc. (the "Company") on or about May 15, 1995 or earlier.

1. Your position with the Company will be one of two Vice Chairmen. Your initial responsibilities will include marketing and sales, treasury and planning, service center operations and systems.

2. Your annual salary will be $375,000 payable semi-monthly, subject to normal deductions and withholding. Your salary will be reviewed annually.

3. Incentive Compensation: Together with other senior officers, you shall be eligible to participate in the SunAmerica Inc. annual formula-based incentive compensation plan, commencing with the fiscal year beginning October 1, 1994 (your actual award would be prorated for your length of service within the fiscal year). Such incentive plan entitles participants employed through the end of the fiscal year to cash equal to a percentage share of a compensation pool to be paid in December following the fiscal year end. You shall be eligible to receive a seven percent (7.0%) share of the pool for the fiscal year ending September 30, 1995. During your employment you shall be eligible for future annual SunAmerica Inc. incentive plans. The 1995 incentive compensation pool (for the fiscal year 10/1/94 - 9/30/95) is currently estimated at $12.5 million, which would yield an award of $875,000, before proration and subject to normal deductions and withholding. Your actual award could be higher or lower, corresponding to increased or decreased business performance for the year. I would be glad to meet with you to discuss in more detail the prospects for the Company's financial performance in 1995 and beyond, and the impact of such performance on the incentive plan.

4. The above notwithstanding, for the employment period ending March 31, 1997 the Company will provide you with an annual cash compensation guarantee of $1,200,000 (to be prorated for your length of service during each fiscal year).

5. I will recommend to the Personnel, Compensation and Stock Option Committee of SunAmerica Inc. that you be granted options to purchase 50,000 shares of SunAmerica Inc. common stock pursuant to the 1988 SunAmerica Inc. Employee Stock Plan. The exercise price for the options will be the fair market value of SunAmerica Inc. common stock at the date of grant. The options will have a ten year term and be exercisable on a cumulative basis in 20% installments commencing with the first anniversary of the option grant.

6. I will recommend to the Personnel, Compensation and Stock Option Committee that you be granted 75,000 restricted shares of SunAmerica Inc. common stock under the SunAmerica 1995 Performance Stock Plan which entitles you, upon achievement of super performance levels as described in the Plan, to 112,500 shares. This grant is subject to certain restrictions which will lapse over a five-year performance period ending September 30, 1999 upon the achievement of specified performance objectives which will be fully set forth in a stock restriction agreement and which are summarized herein. Dates for the five-year performance period may be subject to change contingent upon legal and tax constraints.

Performance shall be related to the achievement of overall corporate success, as measured by EPS and TRS (total return to shareholders) over the 5-year performance period:





50% of Award Determined by Cumulative EPS:

               Fixed $ Cumulative EPS        Restrictions Lapse

Threshold              $24.04 (1)            18,750 (25% x 75,000)
Target                 $27.77 (2)            37,500 (50% x 75,000)
"Super" Target         $34.28 (3)            56,250 (75% x 75,000)

PLUS

50% of Award Determined by Cumulative TRS:

               TRS vs. S&P 500               Restrictions Lapse

Threshold      March S&P 500                 18,750 (25% x 75,000)
Target         Beat S&P 500 by 15%           37,500 (50% x 75,000)
"Super"        Beat S&P 500 by 30%           56,250 (75% x 75,000)

and TOTAL Earned under Plan at 1999 will be:
Threshold =  37,500
Target    =  75,000
Super     = 112,500

Dividends are payable on the 75,000 restricted shares over the five-year performance period. I will be glad to discuss the outlook for the Company's financial performance over the plan period and the resultant impact on this plan.

7. Upon your first day of employment you will be entitled to a $500,000 cash payment.

8. The Company will coordinate and pay all reasonable costs related to the move of your household goods from Louisville to Los Angeles. Upon your family establishing a residence in Los Angeles, you shall be entitled to receive a one-time cash payment of $100,000 to cover relocation-related expenses. In addition, we will pay for your housing until you have a binding unconditional agreement of sale on your Louisville residence or up to one year, whichever occurs earlier.

9. You will be eligible to receive and/or participate in employee benefits commensurate with your position with the Company and consistent with benefits afforded other senior officers, all subject to the terms and conditions of the various benefit plans, including:

        401(k) Plan: Assuming that your first day of employment is May 1, you would become eligible to participate in the Company's 401(k) Plan on August 1, 1995. Participants in this plan may defer up to 10% of salary earnings each pay period, of which the first 4% currently is matched by the company (subject to the IRS annual deferral limit). Company matching contributions are subject to a five-year vesting schedule, with 25% vesting earned upon two years of service.

        Supplemental Deferral Plan: On January 1, 1996, you would be eligible to participate in the supplemental Deferral Plan, a non-qualified deferred compensation plan which supplements the 401(k) plan by allowing participants to defer compensation in excess of the IRS annual limit, up to 10% of their eligible compensation. Assuming an annual salary of $375,000, if you were to participate in both the 401(k) and the Supplemental Plan, you would be able to defer up to a total of $37,500 and receive $15,000 in matching funds in 1996. You would also be able to make additional unmatched deferrals of incentive compensation awards.

        Executive Medical:    Assuming an employment date of May 1, your
coverage would begin July 1. Upon satisfaction of deductibles and through monthly contributions, this plan would provide 100% reimbursement for all covered medical and prescriptions charges (certain limits apply to mental health charges).


(1)     Based on actual FY94 EPS ($3.58) compounded 10% annually.
(2)     Based on actual FY94 EPS ($3.58) compounded 15% annually.
(3)     Based on actual FY94 EPS ($3.58) compounded 22.5% annually.

        Auto: You would receive a monthly auto allowance of $225 plus a gasoline credit card for use for your primary business vehicle. In addition you would be eligible for reimbursement of up to $1,000 per year for automobile insurance.

        Life Insurance and Disability:Upon your first day of employment, you will be eligible for a Company-paid life insurance benefit of two times your annual salary earnings, up to a maximum benefit of $500,000. You will also be eligible for Company-paid short and long-term disability coverage, beginning six months from your date of hire.

        Financial and Tax Planning: For the first year you would be eligible for reimbursement of up to $5,500 for tax and estate planning services; annually you would also be eligible for reimbursement of up to $1,250 for tax preparation as well as $1,000 for work related to any audit.

10. Should this agreement and your employment be terminated by the Company without Cause, you shall receive severance as follows: $375,000 to be payable immediately and $31,250 per month for up to 24 months will be paid. It is understood that during such severance period you would use your best efforts to secure employment and that severance payments would cease at the commencement of other employment. Should this agreement and your employment terminate with Cause or be terminated by you, then all salary, benefits and rights under this agreement shall cease upon such termination. Nothing contained in this agreement shall prevent your receipt of the benefits described in the Company's published policies, plans or agreements with respect to the profit sharing plan, your group insurance coverage, employee stock options and restricted shares.

        For purposes of this agreement, "Cause" shall mean (i) the conviction of the executive of a felony or other crime involving fraud, dishonesty, moral turpitude or sexual harassment, (ii) fraud with respect to the business of the Company, or (iii) failure to perform your duties with the Company (other than as a result of incapacity due to physical or mental illness), which is willful and deliberate or the result of Executive's gross neglect of duties, and which is not remedied in a reasonable period of time after receipt of written notice from the Board of Directors of the Company specifying such breach.

11. During the performance of your duties on behalf of the Company, you shall receive and be entrusted with certain confidential and/or secret information of a proprietary nature. You shall not disclose or use, during the term of this agreement or any time thereafter, any such information which is not otherwise publicly available.

12. You agree that during your employment you will not engage as director, officer, owner, part-owner (five or more percent shareholder), joint venture or otherwise, in any business competitive with the Company or any of its affiliates or subsidiaries. It is assumed that passive investments are permitted by this paragraph.

13. In the event of the termination of your employment for any reason, you directly or indirectly, shall not for a period of one year:

        (i) employ or seek to employ any person or engage any employee of the company or any of its affiliates or subsidiaries nor any person who is an independent contractor involved in sales or manufacture of such products sold or manufactured by the Company or any of its affiliates or subsidiaries; or

        (ii) make any public statement concerning the Company, any of its affiliates or subsidiaries, or your employment unless previously approved by the Company, except as may be required by law; or

        (iii) induce, attempt to induce or knowingly encourage any customer of the Company or its affiliates or subsidiaries to divert any business or income from such company or to stop or alter the manner in which they are then doing business with the Company or its affiliates or subsidiaries. The term "Customer" shall mean any individual or business firm that is a customer or client, or one that is a party in a selling agreement, provided, however, "Customer" shall not include any business firm that is not among the Company's top ten sources of product distribution (based on sales levels during the prior 18 months) nor any individual associated with such business firm; or

        (iv) induce, attempt to induce or knowingly encourage, directly or through an intermediary such as a registered representative, insurance agent or a broker-dealer firm, any contractholder, shareholder or client, as the case may be, to cancel, surrender, lapse or not renew any insurance or annuity policy, mutual fund shares or trust services offered by a subsidiary of the Company.

14. Nothing contained in this letter that could be construed to the contrary is intended to create a contractual obligation on your part to serve the Company for any specified period of time. Your relationship to the Company is intended to be that of an "at will" employee. You are free to terminate your employment at any time, with or without notice and with; or without cause. Likewise, the Company is free to terminate your employment at any time, with or without notice or with or without cause, subject to the terms of this agreement.

Joe, if the above is acceptable to you, please execute the enclosed copy of this agreement and return it to me.

                                     Sincerely,

                                     ELI BROAD


EB/shc

Agreed to this _________day of April, 1995.


JOSEPH M. TUMBLER                            4/17/95
Joseph M. Tumbler                            Date